Exhibit 99.1

FDA Issues Reminder of Non-Substitution of PEDMARK® (sodium thiosulfate injection) for Pediatric Patients Receiving Cisplatin

RESEARCH TRIANGLE PARK, N.C., February 1, 2024 – Fennec Pharmaceuticals Inc. (NASDAQ: FENC; TSX: FRX), a commercial stage specialty pharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has issued a public reminder to healthcare providers that PEDMARK® (sodium thiosulfate injection) is not substitutable with other sodium thiosulfate products as explicitly directed in its prescribing label. PEDMARK is the first and only FDA approved therapy indicated to reduce the risk of ototoxicity (e.g., permanent hearing loss) associated with cisplatin in pediatric patients 1 month of age and older with localized, non-metastatic solid tumors.

The FDA stated in the public communication that it is aware that some providers may be preparing other sodium thiosulfate (STS) products for patient use in place of PEDMARK, including diluting STS products approved for other uses to match the strength of PEDMARK. The FDA reminded health care providers that as stated in PEDMARK’s prescribing information, PEDMARK is not substitutable with other sodium thiosulfate products. The FDA stated that such substitutions pose potential health risks, including:

●	Potassium chloride exposure which, at high doses, can lead to increased risk of acute cardiac events and other serious adverse reactions. Potassium chloride is not present in PEDMARK.
●	Overexposure to boric acid (a boron compound), can cause health risks including headache, hypothermia, restlessness, weariness, renal injury, dermatitis, alopecia, anorexia and indigestion. Although PEDMARK also contains boric acid, it is at a lower concentration than other STS products.
●	Overexposure to sodium nitrite, which can lead to health risks including methemoglobinemia. Sodium nitrite is co-packaged with sodium thiosulfate as a separate vial in some products; it is not present in PEDMARK.

The public communication was issued by the FDA’s Professional Affairs and Stakeholder Engagement Staff within the Center for Drug Evaluation and Research, Office of Communications. The FDA encourages those with any questions to contact FDAOncology@fda.hhs.gov.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the development and commercialization of PEDMARK® and Pedmarqsi to reduce the risk of platinum-induced ototoxicity in pediatric patients. Further, PEDMARK received FDA approval in September 2022 and European Commission Marketing Authorization in June 2023 for Pedmarqsi. PEDMARK has received Orphan Drug Exclusivity in the U.S. for seven years of market protection and Pedmarqsi has received Pediatric Use Marketing Authorization in Europe which includes eight years plus two years of data and market protection. Fennec has a license agreement with Oregon Health and Science University (OHSU) for exclusive worldwide license rights to intellectual property directed to sodium thiosulfate and its use for chemoprotection, including the reduction of risk of ototoxicity induced by platinum chemotherapy, in humans. For more information, please visit www.fennecpharma.com.

For further information, please contact:

Investors:
Robert Andrade
Chief Financial Officer
Fennec Pharmaceuticals Inc.
+1 919-246-5299

Corporate and Media:
Lindsay Rocco

Elixir Health Public Relations
+1 862-596-1304
lrocco@elixirhealthpr.com